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                                                                    EXHIBIT 99.3

INTRODUCTION      This Code of Conduct governs the personal conduct, actions and work relationships of all employees of Hawthorne Financial
                  Corporation and its subsidiaries/affiliates (the "Company") with its customers, fellow employees, competitors, governmental officials and vendors. This includes situations, both official and unofficial, whereby employees may reasonably be perceived by others as acting as representatives of the Company. The term "employee" applies to all directors, officers and employees of the Company.

                  The reputation and successful business operation of the Company is built upon its basic philosophy of integrity and the ethical conduct of its employees. Preservation of that trust and the Company's reputation for excellence requires careful observance of the spirit and intent of all applicable laws/regulations and internal Company policies as well as scrupulous regard for the high standards of conduct and personal integrity set forth in the policy statements that follow.

                  The Company does not intend to unduly inhibit the personal activities of employees. However, the Company is concerned with the personal conduct of all employees of the Company since their personal conduct may reflect either directly or indirectly on the organization. In general, the use of good judgment coupled with high ethical standards will guide employees along the lines of acceptable conduct.

AUTHORITY; LAW    Sarbanes-Oxley Act of 2002
                  Bank Bribery Amendments Act of 1985
                  The Financial Institutions Regulatory and Interest Rate
                  Control Act of 1978

POLICY Hawthorne Financial Corporation intends to conduct its business in accordance with the highest ethical standards and to comply with all laws and regulations applicable to its business. The Company expects its employees to conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and to avoid doing any form of illegal, dishonest or unethical activities.

SCOPE OF POLICY   This policy applies to all directors, officers and employees of the Company and its subsidiaries.

COMPLIANCE WITH   Compliance with the Code of Conduct is the responsibility of
CODE OF CONDUCT   every employee. This document is intended to provide guidance to employees for the proper conduct of their own affairs as representatives of the Company and procedures for reporting any possible breach of appropriate conduct of which they may become aware.

                  In many situations involving moral or ethical judgment, it may be difficult for an employee to determine the proper course of action. In such instances, unless specified otherwise in this Code of Conduct, the employee must not rely solely on his/her own judgment but must report


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                  the facts to the Ethics Committee of the Company. Good
                  judgment and common sense to avoid even the appearance of impropriety must guide the practical application of the Code of Conduct and the Ethics Committee has been established to provide this guidance.

                  The examples provided do not purport to be exhaustive and there may be facts present in actual circumstances that would necessitate a different conclusion. In such cases, the Ethics Committee may provide guidance.

                  It must be noted that employees who violate or fail to comply with provisions of the Code of Conduct may be subject to disciplinary action, up to and including termination of employment. In addition, such employees may be subject to prosecution under applicable laws. This policy applies to all directors, officers and employees of the Company and its subsidiaries.

ACCOUNTING        A fundamental precondition to sound corporate governance is
INFORMATION       the reliability of accounting information and records
                  throughout the Company. To provide assurance of the integrity of such information:

                  o Employees will act in good faith, responsibly, with due care, competence and diligence, without intentionally misrepresenting material facts or allowing one's independent judgment to be subordinated.

                  o All employees who prepare accounting entries, records or reports are responsible to assure that such information is accurate, complete, objective, relevant, timely and understandable.

                  o Intentionally false or artificial entries may not be made in any books or records of the Company and employees may not engage in any arrangements that result in such entries.

                  o Payment on behalf of the Company may not be approved nor any transaction made with the intention or understanding that all or part of such payment will be used for any purpose other than that described by the documents that support it.

                  o Under no circumstance may funds, assets or liabilities of the Company be concealed or hidden.

                  o Funds or assets of the Company may not be used for any unlawful or improper purpose.

                  o Company records must reflect accurately and describe properly the true nature, purpose and amount of the transactions recorded. Documentation must provide an appropriate audit trail, as may be necessary to reconstruct the transaction(s) at a later date.


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                  o     Full cooperation with the Company's audit and risk
                        management procedures is imperative. Intentionally false or misleading statements to auditors are considered to constitute a falsification of records and are grounds for disciplinary action, up to and including termination of employment.

                  o The Board of Directors of the Company, through its Audit Committee, has the ultimate responsibility for the audit process. No employee of the Company may intentionally interfere with this process, including attempting to unduly influence, coerce, manipulate or mislead the auditors with the purpose of rendering the financial statements materially misleading.

                  o Careful observance of expense account regulations and guidelines is imperative. Falsification of an expense account is a misappropriation of Company funds and constitutes grounds for disciplinary action, termination of employment and/or prosecution.

                  o Falsification of any Company document (such as payroll time sheets, loan documentation, General Ledger entries, etc.) may be grounds for disciplinary action, termination of employment and/or prosecution.

                  o Any employee having information or knowledge of any prohibited act or activity should promptly report such activity to the Ethics Committee.


CONFIDENTIALITY   By the very nature of our business, many Company employees are
OF CUSTOMER       privy to customers' business plans, forecasts, decisions and
INFORMATION       financial problems. Hawthorne Financial Corporation's policy is that confidential information with respect to the Company's customers and vendors, acquired by an employee through his/her employment, is considered to be privileged and must be held in the strictest confidence. Such information is to be used solely for Company purposes and not as a basis for personal gain by an employee. In no case should such information be transmitted to persons outside of the Company, including family, relatives and associates, or to other employees of the Company who do not need to know such information in the normal discharge of their duties.

                  Each employee is responsible to learn and understand and comply with the guidance of the Company's Information Security Policy, Insider Trading Policy, Privacy Policies and any other Company policies that provide guidance regarding the confidentiality and protection of customer information. Employees are expected to make every effort to avoid a violation of any customer's confidence in us that we will maintain the privacy of their financial information. This includes any unintentional as well as intentional disclosure. Additionally, Company employees may not make use of the Company's credit reporting systems to secure their own or any other person's credit report for purposes not


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                  specifically authorized by the policies and procedures of the
                  Company.

                  On those occasions when Company employees find it necessary to carry sensitive information outside of the secure premises of the Company, employees must exercise due care to protect the security of the information. Employees should avoid displaying documents in an indiscriminate manner. Electronic data and media must be secured and protected from unauthorized access. Employees should be especially cautious when discussing private or sensitive information in public places (such as in restaurants, elevators, hallways or rest rooms) to assure that sensitive information is not casually disclosed.

CONFIDENTIALITY   Confidentiality is also required with respect to corporate
OF INFORMATION    information regarding Hawthorne Financial Corporation and it
RELATING TO       subsidiaries and affiliates. Employees must adhere to the same
THE COMPANY       high standard of care that is afforded to private customer information. Additionally, all media inquiries regarding the financial status of the Company or its business/strategic plan
                  (particularly in emergencies or regarding a highly controversial or sensitive issue) must be directed to the Office of the President of Hawthorne Financial Corporation. If the President/CEO is not immediately available, the Office of the President will call upon an appropriate Executive Officer for assistance.

NONPUBLIC         Unauthorized use or disclosure of "material nonpublic
INFORMATION -     information" would subject the Company and its employees, and
NATURE OF         persons outside of the Company to whom the information is
"MATERIAL         communicated, to severe liabilities under state and federal
NONPUBLIC         securities laws. Information is "material" when a significant
INFORMATION"      likelihood exists that a reasonable investor would consider the information important when making an investment decision.
                  Information is "nonpublic" when it has not been publicly disseminated. Even though information has been released to the media, information is still considered "nonpublic" until there has been sufficient time for the general dissemination of the information. Anyone in possession of material nonpublic information must not trade in or recommend the purchase or sale of the related securities until the information is properly disclosed and disseminated.

                  Whenever an employee of the Company receives material nonpublic information, the recipient must not use the information for the employee's own or his/her family's benefit, nor may it be disclosed to anyone.

                  In addition, employees are responsible to read and comply with the detailed guidance of the Company's Insider Trading Policy regarding nonpublic information.

GENERAL           A conflict of interest may be defined as an employee's
DEFINITION        involvement in outside interests which:


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                  o     conflicts with the employee's duty to the Company, or

                  o may adversely affect the employee's judgment in the performance of his/her work responsibilities, or

                  o may adversely affect the Company's relationship with a customer, borrower, vendor or competitor.

                  An example of a conflict of interest is an employee or a member of his/her immediate family having a direct or indirect financial interest in a customer, borrower, vendor or competitor of the Company.

DISCLOSURE OF     Employees of the Company should avoid situations whereby their
CONFLICTS OF      personal interests conflict with, or appear to conflict with,
INTEREST          the interests of the Company. Hawthorne Financial Corporation does not intend to unduly inhibit the personal conduct of its employees, but the Company's business is heavily dependent upon the public's continued trust and confidence. It is important to recognize that in some instances the appearance of a conflict may be just as damaging to the Company's reputation as a real conflict. Some situations present a potential conflict of interest and others present a situation where the conflict of interest exists but the Company can permit the conflict to exist, provided that there has been full and appropriate disclosure. It is the employee's obligation promptly to disclose to the Company all actual and potential conflicts of interest.

                  All employees are encouraged periodically to review their actions and objectively attempt to determine whether a disinterested observer would have reasonable grounds to believe that a conflict of interest may exist. Should an employee be uncertain, the employee should promptly make a full written disclosure to the Ethics Committee of the Company. The Ethics Committee is responsible to consider the facts of the disclosure and make a decision as to whether a particular situation or action presents an unreasonable conflict of interest and, if so, to determine the action necessary to resolve the matter.

GIFTS, PAYMENTS   Hawthorne Financial Corporation expects Company employees to
AND PREFERENTIAL  render "extreme service" to its customers at all times without
TREATMENT         expectation of reward other than their employment compensation received from the Company.

                  This Company policy is generally guided by intent to comply with the Bank Bribery Act. This federal law states that it is a criminal offense for any director, officer or employee of a federally insured financial institution to "corruptly" give or accept, either directly or indirectly, anything of value in connection with any business or transaction of the financial institution. No employee may solicit, receive or participate in any arrangement leading to the personal receipt of money or any gifts from a customer (to include payment/consideration to any family member, relative, friend, or to any business in which the employee has an interest).

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                  Gifts that create a feeling of obligation between an employee and a customer or vendor should neither be given nor accepted. In this context, the term "gift" includes, but is not limited to, substantial favors, money, credit, special discounts on goods or services, free services, transportation tickets, reimbursement for travel and subsistence, loans of goods or money, expensive tickets to entertainment events, trips, hotel expenses, excessive entertainment, food or beverages. The foregoing is not an exhaustive list and should be expanded on a case-by-case basis. Gifts or benefits that serve no demonstrable business purpose must be refused or returned. The receipt of cash gifts by employees is absolutely prohibited. Any gifts to any employee's immediate family should be included in this policy.

                  Situations may arise when it would be acceptable for an employee to accept a benefit, such as:

                  o Gifts of nominal value (not in excess of $100) given at Christmas or other holidays, or special occasions which represent expressions of friendship, if the gifts are entirely voluntary and are not sought or suggested;

                  o Reasonable entertainment at events, luncheons, dinners or business meetings with present or prospective customers or vendors, when the expenditure is likely to be reciprocated and can be properly charged as a business expense;

                  o Unsolicited advertising or promotional material (such as pens, calendars, etc.) of a nominal value;

                  o     Tickets of normal value to entertainment events;

                  o Awards given by charitable, educational, civic or religious organization for meritorious contributions of service; and

                  o Gifts or bequests based upon family or close personal relationships that existed prior to any customer or business relationship with the Company.

                  Exceptions to the foregoing shall be submitted in writing to the Ethics Committee for approval. If the circumstances surrounding a gift of significant value are such that rejection or return of the gift would cause embarrassment or potentially damage friendly relations between a customer and the Company, the Ethics Committee may require that the gift be donated to charity.

                  Employee shall periodically report gifts and their estimated dollar value in writing to the Ethics Committee on a Statement of Personal Interest form. See Exhibit B


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GIFTS AND         Gifts or favors of nominal value (not in excess of $100 per
ENTERTAINMENT     person) expensed to the Company and given to current or
PROVIDED BY       prospective customers, borrowers or vendors are acceptable to
EMPLOYEES         the extent that each gift:

                  o     Is appropriate and suitable under the E circumstances,

                  o     Meets the standards of ethical business conduct, and

                  o     Involves no element of concealment.

                  Entertainment that is reasonable and appropriate for the circumstances is an acceptable practice, to the extent that it is both necessary and incidental to the business relationship with the Company.

POLITICAL         State and federal election campaign laws prohibit Company
CONTRIBUTIONS     employees from making any direct or indirect contribution of
                  Company funds or property in connection with the election of a candidate to a political office. Any use of Company facilities and equipment for political activities would also be considered to be a contribution. Company employees are not allowed to make any political contribution of Company funds, property, facilities or equipment. Employees may voluntarily participate in and contribute personally to political action committees or make personal contributions to candidates or political parties of their choice. No pressure will be brought to bear on any employee of the Company to make any personal political contributions.

OUTSIDE           Employees are expected to devote their full attention and
ACTIVITIES/       ability to the interests of the Company during their regular
EMPLOYMENT        working hours, and any additional time as may be required by their position. No employee should engage in outside employment that interferes, competes or conflicts with the interests of the Company, or which will encroach on normal working time or necessitate such long hours as to impair the employee's ability to meet their regular job responsibilities with the Company. No employee is allowed to coerce or pressure any employee under the color of the Company's authority to solicit or participate in outside activities.

                  If, for compelling reasons, outside employment or participation in other activities is sought, prior written approval must be obtained from the Ethics Committee. If written approval is granted, the Ethics Committee will advise the requesting employee and a copy of the advice will also be sent to the Director of Human Resources.

                  An employee may be required to withdraw from approved outside activities at such a time as the Ethics Committee, in consultation with appropriate executive management, determines that it is in the best interest of the Company. Examples of conflicts of interest arising from outside employment include:

                  o Employment by a company or personally engaging in any activity

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                        that is competitive with Hawthorne Financial Corporation
                        or one of its subsidiaries or affiliates.

                  o Employment that involves the use of the Company's equipment, facilities or supplies.

                  o Employment that involves the preparation, audit, or certification of statements/documents that the Company may place reliance upon for lending or other purposes, to include the preparation of tax returns.

                  o Employment that involves providing investment, legal or other advice, or exercising judgment that is predicated upon information, reports or analysis that are accessible primarily from or through employment with the Company.

                  o Employment that may reflect adversely on the employee as a representative of the Company.

                  o Employment under circumstances that might infer sponsorship or support of the Company on behalf of the outside employer or organization.

                  o Outside employment as an insurance/securities broker, agent or representative or financial advisor.

                  o Employment as a real estate salesman, broker, agent or contractor is not permitted without the prior written approval of the Ethics Committee. (There are a number of potential conflict of interest situations as well as possible violations of banking law that must be carefully evaluated in such a situation.)

                  If an employee is considering an outside employment relationship or business venture involving a customer, borrower or vendor of the Company, the employee shall obtain prior written approval from the Ethics Committee prior to entering into the situation.

                  Note: The Company's Credit Policy prohibits making loans to any entity in which an employee has a financial interest, whether as principal or investor. See also Prohibited Lending Practices.

PARTICIPATION IN  Hawthorne Financial Corporation is interested in supporting
PUBLIC AFFAIRS    employees as they seek to contribute personally to their
                  communities. Individual effort and corporate help and support will help to fulfill civic responsibilities and strengthen our government. The Company encourages voluntary employee action that will have a significant community impact. Normally, voluntary efforts take place outside of regular business hours. Voluntary efforts that require activity during the hours of regular employment must be approved by the employee's manager/supervisor within Company policy.

                  In all cases, employees seeking elective office or participating in


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                  political activities do so as individuals and not as
                  representatives of the Company. Employees may not make use of the Company name, address or letterhead and no material should be mailed from the Company address, nor funds collected. Employees should not refer to their employment with the Company in any advertisements or literature, with exception of reference in necessary biographical information.

OUTSIDE           Company employees may not serve as directors of profit-making
DIRECTORSHIPS     corporations without obtaining prior written approval from the
                  Ethics Committee. (This policy is not applicable to the non-employee directors of Hawthorne Financial Corporation.)
                  Employees shall avoid both potential conflicts of interest and excessive demands on their time.

SERVING AS A      Hawthorne Financial Corporation recognizes that relationships
TREASURER OF      with clubs and charitable organizations may enhance the
CLUBS,            employee's standing in the community and bring prestige to the
CHURCHES,         Company's reputation. However, care must be exercised to
LODGES, ETC.      assure that funds belonging to such organizations are not
                  commingled with the employee's personal funds. Such funds must be maintained in a separate account clearly identified as the property of the organization. Additionally, employees may not serve as a treasurer of a club, church, united funds, lodge, or similar non-profit organization which has any business relationship with the Company, without first sending a written notice to the Ethics Committee.

PERSONAL TRADING  Employees of the Company should not enter into investment
OR INVESTING      transactions that would create or give the appearance of
                  creating a conflict of interest between the employee and the Company, or between the Company and any customer, borrower, vendor or competitor. Employees must comply with the requirements of the Company Insider Trading Policy. This policy should be observed by the employee for his/her personal investments, as well as the investments of members of his/her immediate family and adults living in the same household.
                  Questionable situations should be promptly referred to the Ethics Committee for review.

LENDING           The lending services of the Company are available to serve the
PRACTICES -       legitimate and deserving credit needs of customers on an
GRANTING OF       equitable basis. Any interest rate concessions will be based
PREFERENTIAL      solely upon a borrower's credit worthiness and overall
RATES             customer relationship with the Company.

LOANS TO          Loans to executive officers and directors, principal
EXECUTIVE         shareholders and affiliates of Hawthorne Financial Corporation
OFFICERS AND      are subject to the restrictions and limitations of the Federal
DIRECTORS         Reserve Board's Regulation O. These restrictions and
                  limitations are fully identified in the policies and procedures of the Company.

PROHIBITED        Federal law prohibits any director, officer or employee of the
LENDING           Company from granting any loan or gratuity to any public bank
PRACTICES         examiner who


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                  examines or has the authority to examine Hawthorne Financial
                  Corporation or one of its subsidiaries or affiliates.

                  Lending officers are prohibited from negotiating or approving any loan or other transaction between the Company and any outside organization with which the lending officers are affiliated, whether as a representative of the Company or the outside organization.

                  Lending officers must not extend credit to a customer if any of the proceeds are to be given or loaned to the lending officer, or to a member of the lending officer's immediate family, or used to pay a debt owed by the lending officer, or by his/her immediate family, to the customer.

                  A lending officer may not extend credit to a customer to enable the customer to purchase real or personal property from the lending officer or a member of the lending officer's immediate family.

                  Lending officers may not extend credit to a company in which the officer has an interest as a director, officer, controlling person or partner, or in which a member of the lending officer's immediate family has such an interest.

                  When a lending officer or any other Company employee has any responsibility for the Company's relationship with a customer, borrower, or vendor, the employee may not personally loan funds to the customer, borrower, or vendor.

                  Lending officers are not permitted to extend credit or to participate in any decision to extend credit regarding an applicant/borrower from the lending officer's immediate family, or any relative, or any entities in which the lending officer has an interest as a director, officer, controlling person or partner, or any financial interest, whether as principal or investor, or in which a member of the lending officer's immediate family or relatives has such an interest.

                  All employees must always maintain the integrity of the credit approval process. All documentation regarding a customer/applicant must accurately and fairly reflect the financial position of the customer/applicant without any material omissions. Any subsequent knowledge of a material fact/omission regarding a customer/applicant must be promptly reported to the employee's manager/supervisor and to the Chief Credit Officer. Any violation of a lending officer's loan authority or deviation from an approved credit arrangement may be grounds for disciplinary action, termination of employment and/or prosecution.


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PERSONAL          Imprudent personal financial management and its consequent
FINANCIAL         hardships may affect job performance and occasionally lead to
RESPONSIBILITY    more serious consequences for employees in positions of trust.
                  The Company desires to assist its employees with the resolution of personal financial difficulties to the extent that it can reasonably do so. However, employees are not permitted to enter into lending relationships between themselves. Employees who have financial problems are strongly encouraged to consult with their manager/supervisor or with the Director of Human Resources.

BORROWING         Employees should not borrower from customers, borrowers or
FROM OTHERS       vendors of the Company, nor from any entity owned or
                  controlled by a customer, borrower or vendor, except those that engage in lending in the usual course of their business and then, only on terms offered to others in similar circumstances. Such borrowing must occur without special treatment as to interest rates, repayment terms, security or other significant provisions. (This provision does not preclude an employee borrowing from an individual who is related to the employee by blood or marriage.)

                  The Financial Institutions Regulatory and Interest Rate Control Act of 1978 (FIRA) requires that executive officers and directors of commercial banks who have loans outstanding from a correspondent financial institution report annually to the Board of Directors of the Company the amount and terms of the indebtedness. The Legal Department will individually advise executive officers and directors covered by the provisions of FIRA.

SIGNING ON        Employees must not sign on the accounts of customers or act as
CUSTOMER          deputy or co-tenant on safe deposit contracts, nor otherwise
ACCOUNTS          represent customers. (This provision does not include
                  customers related to the employee by blood or marriage.)

COMPANY           Employees may not act as principal for either themselves or
PROPERTY OR       their immediate families in any purchase by or sale to the
SERVICES          Company of goods or services without full disclosure to the
                  Ethics Committee resulting in a written preapproval of the disclosed activity in accordance with the procedures of the Ethics Committee.

                  No employee may derive personal gain from transactions involving the Company or make use of the services of other employees for personal purposes. This would include transactions such as the purchase of foreclosed real estate from the Company unless through a commercially reasonable bidding process.

EXPRESSION OF     Employees should not use Company letterhead or materials to
PERSONAL          give personal letters, testimonials, letters of recommendation
OPINIONS          or to express personal opinions. Employees should not use
                  Company stationery for


                                       11
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                  either personal correspondence or other non-work related
                  purposes.

GIVING ADVICE     Legal Advice - Employees may occasionally be asked by
TO CUSTOMERS      customers to make statements relating to the legality of
                  particular transactions. Company employees should exercise a great deal of care and caution in discussions with customers and nothing should be said that might be interpreted as the giving of legal advice. Should any doubt arise about what might be considered to be the giving of legal advice, immediately contact the Legal Department.

                  Tax or Investment Advice - Employees should avoid giving customers advice on tax inquiries, the preparation of tax returns, or advice on investment decisions except as may be appropriate in the performance of a fiduciary responsibility or as otherwise required in the ordinary course of the employee's authorized duties.

                  Recommending Others to Customers - During the course of their contact with customers and the general public, employees may occasionally be requested to recommend others who provide professional services. Typically such requests involve referrals to attorneys, accountants, insurance agents, architects, contractors and real estate agents or brokers. Persons who request such assistance should be provided with a list of several qualified resources (at least two or more) without any indication of favoritism.

                  Recommending Non-Deposit Investment Products - Non-registered employees may not give advice to customers/clients regarding the features and benefits of any annuity or security products. However, non-registered employees may provide a referral to one of the Company's registered employees for the purpose of facilitating such a discussion.

SPEECHES/         Employees should uphold a responsibility to the Company with
PUBLICATIONS      regard to speeches and publications that might be considered
REPRESENTING      to represent the Company, either directly or indirectly. All
THE COMPANY       comments regarding the Company's financial condition, results of operations or corporate transactions are strictly limited by the Company's corporate disclosure policy. Employees should consult with the President/CEO or the General Counsel prior to making a definite commitment regarding a speech or article.

VIOLATION OF      Hawthorne Financial Corporation and its subsidiaries and
LAWS/REGULATIONS  affiliates are required by law to report violations of criminal laws to state and/or federal law enforcement agencies. Dishonest and fraudulent acts by Company employees are crimes that may be punishable by fines and/or imprisonment. Examples of activities prohibited by law include:

                  o Accepting anything of value (except an employee's salary or other compensation paid by the Company) in connection with the business of the Company;


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                  o     Intentionally failing to make Currency Transaction
                        Reports (CTR's);

                  o Stealing, embezzling or misapplying Company funds or assets;

                  o Using threats, physical force or other unauthorized means to collect debts;

                  o Issuing unauthorized obligations (such as certificates of deposit, promissory notes or deeds of trust) or making false accounting entries;

                  o Certifying a check drawn on an account with insufficient funds;

                  o Using a computer to gain unauthorized access to the records of a customer;

                  o     Concealing or misapplying any of the Company's assets;
                        and,

                  o Loaning funds to, or depositing funds with, third parties with the understanding (express or implied) that the party receiving such funds will make a loan or pay any consideration to the employee or to the employee's family.

MONEY             Federal and state laws prohibit the laundering of money. Money
LAUNDERING        is laundered to hide the criminal activity associated with it
ACTIVITY AND      - including the crimes by which it is generated, such as drug
THE BANK          trafficking, tax avoidance, counterfeiting, criminal money
SECRECY ACT       transfers, or "white-collar" crimes.

                  Employees need to "know the customer" and be alert to the dangers to the Company should an employee become involved, even unwittingly, in receiving funds that may be associated with crime. Money laundering involves both deposits and loans and can also involve securities transactions or purchase of non-deposit investment products.

                  Financial institutions, securities brokers and insurance agents are required to report any known or suspected criminal activity, such as the structuring of transactions to evade the reporting requirements of the Bank Secrecy Act, or the laundering of money through other monetary instruments or accounts. Company employees receive appropriate ongoing training regarding the identification of suspicious transactions and the methods by which to report them within the Company. All employees are required to comply with these policies and procedures to the very best of their capability.

APPEARANCE OF     Employees may not enter into or engage in any activity,
IMPROPRIETY       transaction or relationship that might give rise to an
                  appearance of impropriety and risk injury to the Company's hard-earned and vital reputation for honesty and integrity in the financial community. Any violation under this section may subject the employee to disciplinary action, up to and including termination of employment.

RELATIONSHIPS     In providing its full range of financial services, the Company
WITH COMPETITORS  engages in vigorous, yet fair and open competition. All employees are expected to observe the highest standards of ethical conduct in relationships with our competitors. The dissemination of rumors or disparaging statements regarding our competitors is considered to be inappropriate and unethical. Hawthorne Financial Corporation employees are to emphasize the quality and competence of our services and our employees, rather than to criticize those of our competitors.

                  For ethical as well as legal reasons, employees are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices or marketing policies, or disclosing to competitors the future plans of the Company that have not been disclosed to the public.

TIE-INS AND       In general, agreements with customers that condition the sale
EXCLUSIVE         of goods or services on purchase by the customer of other
DEALING           goods and services from the same supplier, or prohibit the
(ANTITRUST LAW)   customer from dealing with other suppliers, may constitute a violation of antitrust law. The Legal Department provides instructions to Company employees as may be necessary to avoid violation of antitrust law in areas of applicability to the Company.

AUDITS AND        All employees are expected to cooperate fully with internal
INVESTIGATIONS    and external auditors and investigators, even to the point of disclosing otherwise private or personal information where such information is necessary or relevant to the audit or matter under investigation. The withholding or omission of material facts or information that may render the audit or investigation incomplete or lead to an incorrect conclusion is as serious as an intentional misstatement. Declining to cooperate with audits or investigations may result in disciplinary action, termination of employment and/or prosecution.

BRIBES, ETC.      Bribes, kickbacks, extraordinary commissions, or other devices for the purchase of favored treatment by governments, other businesses, or individuals are strictly prohibited. Fees or commissions will be paid only for clearly stated business purposes. The choice of brokers, dealers, lawyers, consultants and other professional service providers must always be predicated on competitive conditions of quality, price and benefit to the Company.

USE OF COMPANY    Company employees are not permitted to use or permit others to
PERSONNEL,        use Company employees, materials, equipment or other corporate
MATERIALS OR      property for personal purposes.
EQUIPMENT

                  Personal Telephone Calls - All telephone equipment is to be used solely for the purpose of conducting required business communications related to the employee's assigned area of responsibility. Personal incoming telephone calls should be kept to a minimum and as brief as possible. Long distance telephone calls should not be permitted unless payment for such calls is arranged in advance. Excessive use of telephone equipment for personal business should be handled by managers/supervisors as a disciplinary problem.

GENERAL
PRINCIPLES        Registered persons will:

                  o Comply with all applicable laws, rules and regulations, to include those of the National Association of Securities Dealers (NASD), the Securities and Exchange Commission (SEC), and, as applicable, the California Department of Insurance.

                  o Act honestly, fairly, with due skill and care, and in the best interests of the Company's clients and the integrity of the market.

                  o Seek from each client the relevant information about his/her financial situation, investment experience and investment objectives in order to determine/recommend the suitability of a service or solicitation for each client's individual circumstances.

                  o Make adequate disclosure of relevant material information in all dealings with clients and assure that any representation made and/or information provided to the client is accurate and not misleading.

                  o Ensure that client assets are promptly and properly accounted for and adequately safeguarded.

                  o Take all reasonable steps to execute promptly client orders in accordance with the instructions of the client and assure that such transactions are executed promptly and fairly allocated to the accounts of the client on whose behalf the transactions are executed.

                  o Act diligently and carefully in providing advice to a client and make recommendations based on thorough analysis, taking into account the available alternatives and providing clients with information about alternative investments.

                  o Respond to a client complaint in a timely and appropriate manner assuring that the client is advised of actions that will be taken to investigate and resolve the complaint and any further steps that may be available to the client.

                  o Assure that transactions with outside firms are conducted within an internal control framework designed to reasonably assure that such transactions will not result in unusual gains for those involved. (For example, an unusual gain may refer to the existence of a bribe, kickback, product bonus, special fringe benefit, unusual price break or other windfall designed ultimately to benefit the registered employee, or the Company, or both.)

IMPLEMENTATION    Each employee of the Company is responsible to be familiar
AND REVIEW        with this Code of Conduct and to abide by the letter and
                  spirit of its provisions at all times. All directors, officers and employees of the Company are required to submit a Statement of Personal Interest form (see Exhibit B) to evidence their agreement to comply with the provisions of the Code of Conduct. The Statement of Personal Interest shall be submitted upon employment and, at a minimum, on an annual basis thereafter. Gifts from customers, vendors and others shall be reported no less frequently than quarterly. The annual update provides evidence of continuing compliance with the Code of Conduct across the Company.

RESPONSIBILITY    The Ethics Committee is responsible for the overall
FOR               administration of the Code of Conduct. The continued
ADMINISTRATION    implementation of the Code will be accomplished through the establishment of reporting procedures supplemented by sound monitoring practices, audit policy, and personnel policy and procedure.

                  Depending on the circumstances, there may be more than one Ethics Committee. The members of the Ethics Committee are recommended by the President/CEO and appointed by the Audit Committee of the Company. The Ethics Committee(s) will meet on an ad hoc basis (but not less than once each calendar quarter) with the power to recommend administrative and/or personnel actions to the President/CEO, or to the Board of Directors, as may be appropriate.

REPORTING AND     Company employees are expected to read this Code of Conduct
REQUEST FOR       carefully, but we do not expect that this will answer every
WAIVER            possible question that an employee may have in the course of
PROCEDURES        conducting business. Employees are encouraged to seek
                  assistance from a member of the Ethics Committee regarding a potential issue, or to report a problem, or to request the consideration by the Ethics Committee of a waiver for an activity/action. If the matter involves a department or customer issue, the employee's first avenue for assistance is to inquire with an immediate department head, manager or supervisor. However, if the employee is uncomfortable with the routine escalation process, perhaps because the matter is sensitive, there is an additional option. The employee can directly contact a member of the Ethics Committee as discussed below.

                  The Company will also provide a means for the anonymous, confidential reporting of ethical violations. Information about such means will be contained on the Company's intranet.

SPECIFIC          All situations involving a potential conflict of interest or
SITUATIONS        other possible violation of the Code of Conduct should be
                  promptly reported to the Ethics Committee. The act of reporting a questioned situation does not imply that a violation exists. Rather, it affords the opportunity for review and a conclusive assessment.

                  Before entering into any transaction or situation that may violate the provisions of the Code of Conduct, a director/officer/employee should submit a Statement of Personal Interest form (see Exhibit B) for review.

                  Directors should submit the Statement of Personal Interest either to the President/CEO or to the Chairman of the Audit Committee. The Audit Committee will assemble an appropriate Committee of the Board to review requests by Directors.

                  Officers/employees should submit the Statement of Personal Interest request to Human Resources Department, which shall distribute them to the Ethics Committee.

                  Situations should be disclosed in the Statement with sufficient detail to support evaluation in a fair and impartial manner.

                  Upon conclusion by the Ethics Committee, an advisory document will be sent to the requesting employee and a copy will be sent to the Director of Human Resources. Employees should not participate in the transaction/activity nor exercise any discretionary authority on behalf of the Company in relation to the questioned situation until the Ethics Committee communicates its conclusions.

                                    EXHIBIT A

MANAGEMENT        The Ethics Committee is comprised of a team of Company
ETHICS            officers who have been appointed by the Audit Committee of the
COMMITTEE         Board of Directors. These officers are responsible to promptly handle all reports and inquiries with utmost confidentiality as may be possible under the circumstances.

                  Reports to the Ethics Committee may be made in an anonymous form. This may make it more difficult for the Committee to follow-up and to assure resolution to the inquiry; however, anonymous reports will be handled with all reasonable due diligence by the Committee.

                  The following individuals have been appointed by the Audit Committee of the Board to serve as the Management Ethics
                  Committee:

                  Chairperson       Eileen Lyon, General Counsel

                  Members: Marilyn Momeny, Director of Human Resources Carol Ward, Director of Risk Management Simone Lagomarsino, Chief Executive Officer David Rosenthal, Chief Financial Officer

                                    EXHIBIT B

                         STATEMENT OF PERSONAL INTEREST

The Undersigned hereby certifies that I have read and fully understand the provisions of the Code of Conduct of Hawthorne Financial Corporation and its subsidiaries and affiliates (the "Company") and that I have abided and will abide by the Code's provisions during my employment with the Company. I further state that I realize that failure to observe and comply with the provisions of the Code of Conduct may be a basis for disciplinary action, termination of employment and/or prosecution.

I wish to report the following information, relationships, interests, transactions or arrangements that may be of the kind or similar to the kind of situations listed in the Code of Conduct.


1.       Are you a stockholder or interested financially in any way with:

a.       A competing institution (e.g., bank, savings and loan, finance company, etc.)?        YES [ ]    NO [ ]

b.       A supplier of goods or services or other business contact with Hawthorne Savings?     YES [ ]    NO [ ]

2.       Have you accepted any gift of a value in excess of $100 from customers                YES [ ]    NO [ ]
         or suppliers?

3.       If the answer to 2 above is "YES", have you reported the gift(s) to                   YES [ ]    NO [ ]
         your supervisor?

4.       Have you solicited for yourself or a third party, other than Hawthorne                YES [ ]    NO [ ]
         or its agents, anything of value from anyone in return for any business, service or confidential information Hawthorne?

5.       Have you accepted anything of value directly or indirectly from anyone                YES [ ]    NO [ ]
         in connection with the business of Hawthorne?

6.       Do you have outside employment that has not been previously approved as               YES [ ]    NO [ ]
         required by of this code?

7.       Have you received any compensation for acting as a director, officer,                 YES [ ]    NO [ ]
         trustee or consultant of an outside organization?

8.       Have you accepted an appointment as an executor, trustee, guardian or                 YES [ ]    NO [ ]
         conservator for other than those in your immediate family?

9.       Have you extended credit or otherwise influenced the extension of                     YES [ ]    NO [ ]
         credit to:

a.       A customer where the proceeds were used to pay a debt owing to your or                YES [ ]    NO [ ]
         a member of your immediate family?

b.       a customer who is your relative?                                                      YES [ ]    NO [ ]

c.       an individual to finance the purchase of real estate or personal                      YES [ ]    NO [ ]
         property from you?

d.       a firm in which you or a member of your immediate family has a                        YES [ ]    NO [ ]
         financial interest, or with which you are employed on a part time or consulting basis?

10.      Have you borrowed money from customers, other than recognized lending                 YES [ ]    NO [ ]
         institutions?

11.      Have you lent personal funds to employees of Hawthorne?                               YES [ ]    NO [ ]

12.      Have you cosigned, endorsed or otherwise assumed liability in                         YES [ ]    NO [ ]
         connection with the borrowing of any customer or supplier?

13.      Do you sign on any customer accounts, act as deputy or co-tenant of a                 YES [ ]    NO [ ]
         customer's safe deposit box, or otherwise represent customers, except for family members?

14.      Have you taken for your own benefit any opportunity or information that               YES [ ]    NO [ ]
         rightfully belongs to Hawthorne?

15.      Do you have any business relationship with any present or former loan                 YES [ ]    NO [ ]
         customer of Hawthorne's for which you are aware?

16.      Have you solicited any business relationship with any present or former               YES [ ]    NO [ ]
         loan customer of Hawthorne's of which you are aware?

17.      Have you ever disclosed to anyone confidential non -public information                YES [ ]    NO [ ]
         regarding Hawthorne or its customers?

18.      Have you participated in any dealings with competitors for the purpose                YES [ ]    NO [ ]
         of setting prices, interest rates, trade practices or marketing policies?

19.      Have you withheld information or knowingly did not notify the proper                  YES [ ]    NO [ ]
         Senior Officers of any wrongdoing, including violations of laws, regulations or Bank policies?

20.      Have you offered, extended or in any way participated in the extension                YES [ ]    NO [ ]
         of a bribe to a political party, party official or candidate for political office for the purpose of obtaining, retaining, or directing business to Hawthorne?

21.      Are there circumstances or any other matters of a personal or family                  YES [ ]    NO [ ]
         nature that could reasonably be subject to question as to their effect on the interests of Hawthorne?

In compliance with the provisions of Hawthorne's Conflict of Interest Policy, I wish to disclose the following information:


   (Indicate item number from above, dollar value, number of shares, etc. as appropriate. Attach additional sheets if necessary.)

Under penalty of perjury, I certify that the information provided on this form is true, correct and complete.


Date:                                   Signature:
     ----------------------                       ----------------------------

                                        Print Name:
                                                   ---------------------------

                                        Department:
                                                   ---------------------------